Exhibit 4.1

Supplemental Indenture

DISH NETWORK CORPORATION,

ECHOSTAR CORPORATION

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

First Supplemental Indenture

December 29, 2023

3.375% Convertible Notes due 2026

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (“Supplemental Indenture”), dated as of December 29, 2023, among DISH Network Corporation, a Nevada corporation (the “Company”), Echostar Corporation, a Nevada corporation (“EchoStar”) and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of August 8, 2016 (the “Indenture”), pursuant to which the Company issued its 3.375% Convertible Notes due 2026 (the “Notes”);

WHEREAS, the Company, EchoStar and EAV Corp., a Nevada corporation and a wholly owned direct subsidiary of EchoStar (“Merger Sub”), entered into an Amended and Restated Agreement and Plan of Merger, dated as of October 2, 2023 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of EchoStar;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger (the “Effective Time”), each share of Class A Common Stock, par value $0.01 per share, of the Company (“DISH Network Class A Common Stock” ) that is outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Class A Common Stock, par value $0.001 per share, of Echostar (“Echostar Class A Common Stock”), equal to 0.350877 (the “Exchange Ratio”);

WHEREAS, Section 14.07(a) of the Indenture provides that in the case of, among other events, any consolidation, merger or other combination involving the Company as a result of which the DISH Network Class A Common Stock would be converted into, or exchanged for stock, other securities, other property or assets (any such event a “Share Exchange Event” and any such stock, other securities, other property or assets, “Reference Property”), then the Company, or the successor or purchasing corporation, as the case may be, will execute with the Trustee a supplemental indenture providing that, at and after the effective time of the Share Exchange Event, the right to convert each $1,000 principal amount of Notes will be changed into a right to convert such principal amount of Notes into the kind and amount of Reference Property that a holder of a number of shares of the DISH Network Class A Common Stock equal to the Conversion Rate (as defined in the Indenture) immediately prior to such Share Exchange Event would have been entitled to receive upon such Share Exchange Event;

WHEREAS, the Conversion Rate in effect immediately prior to the Effective Time, was 15.3429 shares of DISH Class A Common Stock per $1,000 principal amount of Notes;

WHEREAS, Section 10.01(g) of the Indenture provides that in connection with any Share Exchange Event, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture and the Notes to provide that the Notes are convertible into Reference Property, subject to Section 14.02 of the Indenture, and make certain related changes to the terms of the Indenture and the Notes to the extent expressly required by the Indenture; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

aGREEMENT

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Supplemental Indenture hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01      General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

AGREEMENTS OF PARTIES

Section 2.01      Conversion of Notes. In accordance with Section 14.07(a) of the Indenture, from and after the Effective Time, the right to convert each $1,000 principal amount of Notes into shares of DISH Network Class A Common Stock will be changed into a right to convert such principal amount of Notes into the number of shares of EchoStar Class A Common Stock that a holder of a number of shares of the DISH Network Class A Common Stock equal to the Conversion Rate immediately prior to the Effective Time would have been entitled to receive at the Effective Time (e.g., a holder of $1,000 principal amount of Notes with a Conversion Rate of 15.3429 would have the right to convert such principal amount into 5.3835 shares of EchoStar Class A Common Stock, calculated by multiplying such Conversion Rate (15.3429) by the Exchange Ratio (0.350877)); provided, however, that

(a)            the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 of the Indenture; and

(b)            (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall continue to be payable in cash, (II) any shares of DISH Network Class A Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall instead be deliverable in shares of EchoStar Class A Common Stock that a holder of a number of shares of the DISH Network Class A Common Stock would have been entitled to receive at the Effective Time and (III) the Daily VWAP shall be calculated based on the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SATS <equity> AQR” (or its equivalent successor if such page is not available).

Section 2.02      The provisions of the Indenture (including, for the avoidance of doubt, the anti-dilution and other adjustments contained in Article 14 of the Indenture), as modified herein, shall apply mutatis mutandis to this Supplemental Indenture, including the Holders’ right to convert each $1,000 principal amount of Notes into shares of EchoStar Class A Common Stock. EchoStar hereby agrees to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to effectuate any such conversion in accordance with the provisions of the Indenture, as modified herein.

Section 2.03      References to the “Company” in the definition of “Fundamental Change” in Section 1.01 of the Indenture shall instead be references to “EchoStar”. Except as amended hereby, the purchase rights set forth in Article 15 of the Indenture shall continue to apply.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01      Effectiveness; Construction. This Supplemental Indenture shall become effective as of the Effective Time. Upon such effectiveness, the Indenture shall be modified in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02      Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03      Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04      Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.05      Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.06      Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.07      Benefits of the Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.08      Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.09      Supplemental Indenture May Be Executed in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DISH NETWORK CORPORATION

By:	/s/ Paul W. Orban
	Name:	Paul W. Orban
	Title:	Executive Vice President and Chief Financial Officer

ECHOSTAR CORPORATION

By:	/s/ Dean A. Manson
	Name:	Dean A. Manson
	Title:	Chief Legal Officer and Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Benjamin J. Krueger
	Name:	Benjamin J. Krueger
	Title:	Vice President

Signature page to First Supplemental Indenture relating to the 3.375% Convertible Notes due 2026